EXHIBIT 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth (770) 632-8322	Janice Kuntz 404-352-2841
WORLD AIR HOLDINGS TO RESTATE SECOND QUARTER 2005 RESULTS
Company Expects Aggregate Changes to Increase Consolidated
Operating and Net Income
PEACHTREE CITY, Ga. (Dec. 5, 2005) — World Air Holdings, Inc. (NASDAQ:WLDAE), has determined that as a result of further re-examination of expenses at North American Airlines, Inc., a subsidiary acquired in April 2005, it is necessary to restate the company’s consolidated financial statements for the quarter ended June 30, 2005.
     Several reductions in expenses for the period ending June 30, 2005, were required in order to reflect expenses in the proper periods. A change also was necessary to reflect a corresponding increase in expenses for the quarter, related to a recently approved profit sharing program for employees of North American. Additionally, a reclassification of fuel expense was necessary to conform to the method of fuel accounting applied at World Airways, Inc., the company’s other operating subsidiary. This reclassification is expected to have the effect of reducing both expenses and revenue at North American. A reduction to depreciation expense at World Airways also is required. The company currently believes the aggregate changes will result in an increase in consolidated operating and net income, after tax adjustments, for the three-month period ended June 30, 2005.
     The company’s audit committee, upon the recommendation of management, concluded that previously issued financial statements for the second quarter ended June 30, 2005, should not be relied upon. The company is currently in the process of re-evaluating the financial statements for the period ended June 30, 2005, and will file an amendment to its Form 10-Q as soon as the analysis and applicable reviews are completed. The actual expected restated amounts will depend on a number of factors, including any additional information discovered in the company’s re-examination of its financial statements.
     World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004. For further information, go to www.worldairholdings.com.
     [“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]